Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS

FOR THE SECOND QUARTER OF 2006

• Second Quarter 2006 Revenue:	$838 million; up 10%
• Second Quarter 2006 Operating Income:	$95 million; up 3%
• Second Quarter 2006 EPS:	36 cents vs. 33 cents

LOWELL, ARKANSAS, July 18, 2006 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record second quarter 2006 net earnings of $55.3 million, or diluted earnings per share of 36 cents vs. 2005 second quarter earnings of $54.6 million, or 33 cents per diluted share.

Total operating revenue for the current quarter was $838 million, a 10% increase over the $759 million for the second quarter of 2005.  This increase in operating revenue was primarily attributable to growth in the fleet from 11,597 trucks in second quarter 2005 to 11,993 in second quarter of 2006.  Containers and trailers grew from 22,895 and 25,899, respectively, to 24,738 and 26,000 over the same period.  The growth in the fleet was to support additional intermodal and dedicated business.  Freight rates and fuel surcharges were also higher compared with a year ago.

Operating income for the current quarter increased slightly to $95 million vs. $93 million for the second quarter of 2005.  Better Intermodal velocity offset lower productivity and a smaller fleet in Truck due to fewer available truck drivers.  Several new Dedicated Contract Services (DCS) accounts, with their accompanying start-up costs, were implemented during the quarter.  Cost increases continue to be covered by increasing freight rates across all of our business segments.

“This was another quarter of strong returns and excellent cash flow which we put to good use by repurchasing approximately 7.8 million shares of our stock.  We continue to be encouraged by the operating results of all three of our business segments.  SAFELY providing outstanding service using our integrated platform of services, our advanced technology, systems and processes, and our committed team of employees, makes us enthusiastic about our ability to bring value to our customers now and in the future.  We remain steadfastly committed to our operating strategies”, said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

• Second Quarter 2006 Segment Revenue:	$353 million; up 14%
• Second Quarter 2006 Operating Income:	$43.4 million; up 13%

Intermodal continued a disciplined approach to growth with 5% more loads and price improvements of approximately 4% over the second quarter of 2005. Changes in rail schedules and consolidation of trains to fewer rail hubs have had a measurable positive impact on rail transit times and rail service over the past year.  These changes have resulted in improved container utilization even though driver utilization and dray cost have been negatively impacted by the need to drive more miles to/from rail hubs.  Rail purchased transportation cost increases are being recovered in higher rates as customer contract timing allows.

Dedicated Contract Services (DCS)

• Second Quarter 2006 Segment Revenue:	$232 million; up 11%
• Second Quarter 2006 Operating Income:	$25.9 million; down 4%

DCS continued to see strong demand for capacity and value added services in the quarter from both existing customers and from new accounts.  Accordingly, we added a total of 150 trucks to our fleet during the second quarter of 2006, bringing the net increase in total trucks for the year to 232 incremental units compared with the same period last year.  Revenue per truck increased 9%, as utilization remained consistent with the second quarter of 2005 and rates increased to offset rising costs.  The comparison of operating results between the two periods is impacted by start-up costs associated with growing the fleet and the adverse settlement of two claims from prior years in the second quarter of 2006 and a positive settlement of a claim in the second quarter of 2005.

Truck (JBT)

• Second Quarter 2006 Segment Revenue:	$258 million; up 5%
• Second Quarter 2006 Operating Income:	$25.6 million; down 6%

Truck was able to maintain good operating profit in the quarter, despite significantly higher fuel prices and a worsening driver shortage, primarily because freight rates continue to rise.  The continuing shortage of qualified drivers caused both a decline in utilization and a reduction in the fleet size of 129 tractors from the second quarter of 2005.  Rates from consistent shippers improved by 5.6 cents per mile or approximately 4%, while rates from unplanned activity (spot pricing, back-up pricing and paid deadhead) improved 29 cents per mile or 15% compared to the second quarter of 2005.  The rise in pricing in unplanned activity reflects a strengthening in demand in the market, particularly in the second half of the 2006 quarter.

Cash Flow and Capitalization:

During the second quarter of 2006, we repurchased approximately 7.8 million shares of our stock at a cost of slightly over $190 million.  As previously announced, we have increased our borrowing capacity from $200 million to $400 million.  It is our intention to efficiently and conservatively leverage our balance sheet to opportunistically improve returns to our shareholders.  We believe paying a dividend similar to the average yield of the companies comprising the Standard & Poor’s 500 and repurchasing our stock, as circumstances dictate, are currently the best ways to effectively execute our strategy.  At the beginning of 2006 we owed $124 million on our credit facilities.  As of June 30, 2006, we owed $217 million.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2005. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30
	2006		2005
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$724,041		$686,758
Fuel surcharge revenues	114,213		72,448
Total operating revenues	838,254	100.0%	759,206	100.0%

Operating expenses
Salaries, wages and employee benefits	224,099	26.7%	213,655	28.1%
Rents and purchased transportation	283,540	33.8%	253,299	33.4%
Fuel and fuel taxes	115,202	13.8%	89,507	11.8%
Depreciation and amortization	44,520	5.3%	40,109	5.3%
Operating supplies and expenses	36,662	4.4%	31,210	4.1%
Insurance and claims	15,338	1.8%	13,075	1.7%
Operating taxes and licenses	8,677	1.0%	9,330	1.2%
General and administrative expenses, net of gains	9,253	1.1%	10,738	1.4%
Communication and utilities	5,554	0.7%	5,278	0.7%
Total operating expenses	742,845	88.6%	666,201	87.7%
Operating income	95,409	11.4%	93,005	12.3%
Net interest expense	3,064	0.4%	1,529	0.2%
Equity in loss of associated companies	1,634	0.2%	1,284	0.2%
Earnings before income taxes	90,711	10.8%	90,192	11.9%
Income taxes	35,377	4.2%	35,561	4.7%
Net earnings	$55,334	6.6%	$54,631	7.2%
Average diluted shares outstanding	154,619		163,483
Diluted earnings per share	$0.36		$0.33

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30
	2006		2005
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,414,076		$1,338,758
Fuel surcharge revenues	204,078		129,626
Total operating revenues	1,618,154	100.0%	1,468,384	100.0%

Operating expenses
Salaries, wages and employee benefits	438,627	27.1%	414,538	28.2%
Rents and purchased transportation	549,127	33.9%	492,375	33.5%
Fuel and fuel taxes	219,784	13.6%	172,377	11.7%
Depreciation and amortization	88,050	5.5%	79,341	5.4%
Operating supplies and expenses	71,571	4.4%	62,864	4.3%
Insurance and claims	27,800	1.7%	24,830	1.7%
Operating taxes and licenses	17,092	1.1%	18,216	1.3%
General and administrative expenses, net of gains	17,875	1.1%	20,526	1.4%
Communication and utilities	11,431	0.7%	11,144	0.8%
Total operating expenses	1,441,357	89.1%	1,296,211	88.3%
Operating income	176,797	10.9%	172,173	11.7%
Interest expense	3,570	0.2%	2,612	0.2%
Equity in loss of associated companies	2,221	0.1%	2,135	0.1%
Earnings before income taxes	171,006	10.6%	167,426	11.4%
Income taxes	66,692	4.1%	65,296	4.4%
Net earnings	$104,314	6.5%	$102,130	7.0%
Average diluted shares outstanding	156,422		164,940
Diluted earnings per share	$0.67		$0.62

Financial Information By Segment
(dollars in thousands)
(unaudited)

	Three Months Ended June 30
	2006	2005

Revenue

Intermodal	$352,907	$308,967
Dedicated	232,304	208,617
Truck	258,449	246,008
Subtotal	843,660	763,592
Intersegment eliminations	(5,406)	(4,386)
Consolidated revenue	$838,254	$759,206

Operating income

Intermodal	$43,367	$38,498
Dedicated	25,926	26,988
Truck	25,558	27,111
Other (1)	558	408
Operating income	$95,409	$93,005

	Six Months Ended June 30
	2006	2005
Revenue

Intermodal	$676,831	$596,495
Dedicated	443,181	403,295
Truck	509,221	477,882
Subtotal	1,629,233	1,477,672
Intersegment eliminations	(11,079)	(9,288)
Consolidated revenue	$1,618,154	$1,468,384

Operating income

Intermodal	$79,293	$73,026
Dedicated	48,760	47,112
Truck	47,843	51,468
Other (1)	901	567
Operating income	$176,797	$172,173

(1)             Includes corporate support activity.

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2006	2005

Intermodal(JBI)

Loads	154,953	147,606
Length of haul	1,996	2,005
Revenue per load	$2,278	$2,093
Average tractors during the period	1,469	1,223
Tractors (end of period)
Company owned	1,506	1,234
Independent contractor	21	—
Total tractors	1,527	1,234
Containers (end of period)	24,738	22,895
Average effective trailing equipment usage	24,307	22,602

Dedicated(DCS)

Loads	352,874	348,436
Length of haul	264	257
Revenue per truck per week*	$3,521	$3,234
Average trucks during the period**	5,115	5,000
Trucks (end of period)
Company owned	4,990	4,696
Independent contractor	122	177
Customer owned (DCS Operated)	89	96
Total trucks	5,201	4,969
Trailers (end of period)	6,519	6,255
Average effective trailing equipment usage	12,522	11,829

Truck(JBT)

Loads	230,297	233,090
Length of haul	520	545
Loaded miles (000)	117,168	125,232
Total miles (000)	131,462	139,518
Empty miles%	10.9%	10.2%
Revenue per tractor per week*	$3,771	$3,517
Average tractors during the period	5,330	5,430
Tractors (end of period)
Company owned	4,269	4,471
Independent contractor	996	923
Total tractors	5,265	5,394
Trailers (end of period)	19,481	19,644
Average effective trailing equipment usage	13,671	14,387

*                    Using weighted workdays

**             Includes company owned, independent contractor and customer owned trucks

	Six Months Ended June 30
	2006	2005
Intermodal(JBI)

Loads	303,582	289,479
Length of haul	1,997	2,006
Revenue per load	2,229	2,061
Average tractors during the period	1,424	1,211
Tractors (end of period)
Company owned	1,506	1,234
Independent contractor	21	—
Total tractors	1,527	1,234
Containers (end of period)	24,738	22,895
Average effective trailing equipment usage	24,134	22,412

Dedicated(DCS)

Loads	673,615	667,150
Length of haul	267	263
Revenue per truck per week*	$3,412	$3,133
Average trucks during the period**	5,062	5,016
Trucks (end of period)
Company owned	4,990	4,696
Independent contractor	122	177
Customer owned (DCS Operated)	89	96
Total trucks	5,201	4,969
Trailers (end of period)	6,519	6,255
Average effective trailing equipment usage	12,444	11,791

Truck(JBT)

Loads	452,156	452,798
Length of haul	538	547
Loaded miles (000)	238,583	245,586
Total miles (000)	267,002	273,371
Empty miles%	10.6%	10.2%
Revenue per tractor per week*	$3,665	$3,447
Average tractors during the period	5,423	5,419
Tractors (end of period)
Company owned	4,269	4,471
Independent contractor	996	923
Total tractors	5,265	5,394
Trailers (end of period)	19,481	19,644
Average effective trailing equipment usage	13,708	14,513

*                    Using weighted workdays

**             Includes company owned, independent contractor and customer owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and equivalents	$9,210	$7,412
Accounts receivable	325,305	343,501
Prepaid expenses and other	85,676	123,777
Total current assets	420,191	474,690
Property and equipment	1,678,977	1,591,561
Less accumulated depreciation	571,844	537,502
Net property and equipment	1,107,133	1,054,059
Other assets	17,200	20,125
	$1,544,524	$1,548,874

LIABILITIES & STOCKHOLDER’S EQUITY
Current liabilities:
Current debt	$40,000	$—
Trade accounts payable	176,994	162,749
Claims accruals	13,192	15,651
Accrued payroll	44,113	61,001
Other accrued expenses	8,129	9,198
Deferred income taxes	7,166	27,487
Total current liabilities	289,594	276,086

Long-term debt	177,000	124,000
Other long-term liabilities	55,186	45,834
Deferred income taxes	300,852	285,929
Stockholders’ equity	721,892	817,025
	$1,544,524	$1,548,874

Supplemental Data
(unaudited)

	June 30, 2006	December 31, 2005
Actual shares outstanding at end of period (000)	147,357	153,813

Book value per actual share outstanding at end of period	$4.90	$5.31